Exhibit 10.3

EXECUTION VERSION

Separation Agreement and Release of Claims

This Separation Agreement and Release of Claims (the “Release”) is entered into by and among Cano Health, LLC (the “Company”), Cano Health, Inc. (the “Parent”), and Marlow Hernandez (the “Executive”) (collectively, the “Parties”) in connection with the “Employment Agreement” among the Executive, the Company and the Parent. Terms with initial capitalization that are not otherwise defined in this Release have the meanings set forth in the Employment Agreement. The consideration for the Executive’s agreement to this Release consists of the severance pay and benefits set forth in Section 6 of the Employment Agreement, subject to the Employment Agreement’s terms and conditions and the amendment to the terms of Executive’s outstanding equity awards as described in the letter agreement between Executive and the Parent, dated June 18, 2023 (the “Equity Letter”).

1. Termination of Employment; Continued Director Service. Executive acknowledges that, effective as June 16, 2023, the Executive resigned from employment with the Company and ceased to serve as Chief Executive Officer of the Parent or as an officer of any subsidiary of the Parent. The Parties agree that such resignation shall be deemed a termination by the Executive for “Good Reason” within the meaning of the Employment Agreement, that the requirements of the “Good Reason Process” appurtenant thereto shall be deemed satisfied, and that the Executive is eligible for the severance benefits described in Sections 6(a) and (c) of the Employment Agreement (in addition to the “Accrued Obligations” within the meaning of the Employment Agreement). The Executive’s termination of employment shall not affect his service as a member of the board of directors of the Parent (the “Board”), provided that, from and after the date of his employment termination, the Executive shall be compensated for his service on the Board on the same basis as other similarly situated nonemployee directors (except as otherwise provided in the Equity Letter in respect of Executive’s outstanding equity awards).

2. Executive’s Release of Claims. In exchange for and in consideration of the severance benefits provided in the Employment Agreement, and subject to the terms and conditions of the Employment Agreement in all respects except as it may be modified herein, the Executive voluntarily releases and forever discharges the Company, the Parent, their affiliated and related entities, their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former members, managers, partners, directors, officers, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (collectively, “Claims”) that, as of the date when the Executive signs this Release, the Executive has, ever had, now claims to have or ever claimed to have had against any or all of the Releasees. This general release of Claims includes, without implication of limitation, the release of all Claims:

•	relating to the Executive’s employment by and termination from employment with the Company or any related entity;

•	of wrongful discharge or violation of public policy;

•	of breach of contract;

•

of discrimination or retaliation under federal, state or local law (including, without limitation, Claims under the Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, and the Florida Civil Rights Act);

•	under any other federal or state statute or constitution or local ordinance;

•	of defamation or other torts;

•

for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits, either under the Florida Wage Discrimination Law, the Florida Minimum Wage Act, the Florida Equal Pay Law, or otherwise; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

provided, however, that this release shall not affect the Executive’s rights (i) under this Release; (ii) to any claim that arises after the date the Executive signs this Release; (ii) to the payments and benefits payable to the Executive under Section 6 of the Employment Agreement, (iii) in any equity awards granted by the Company or the Parent that the Executive holds as of the date the Executive signs this Release, which shall remain subject to the terms and conditions of the applicable equity award agreement (as amended by the Equity Letter), (iv) to indemnification and expense advancement and reimbursement under the policies or governing instruments of the Releasees and for coverage under any directors and officers liability insurance policies maintained by the Releasees; (v) any claim with respect to vested and accrued benefits under any benefit plans of the Releasees in which the Executive participated during his employment; or (vi) to any claim that cannot be waived under applicable law. In addition, nothing in or about this Release prohibits the Executive from: (w) filing and, as provided for under Section 21F of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), maintaining the confidentiality of a claim with the Securities and Exchange Commission (the “SEC”); (x) providing any information about this Release to the SEC, or providing the SEC with information that would otherwise violate any section of this Release, to the extent permitted by Section 21F of the Exchange Act; (y) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Company; or (z) receiving a monetary award as set forth in Section 21F of the Exchange Act.

The Executive agrees not to accept damages of any nature, other equitable or legal remedies for the Executive’s own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Release. As a material inducement to the Company to enter into this Release, the Executive represents that the Executive has not assigned any Claim to any third party. The Executive acknowledges and agrees that the Executive is not entitled to any wages, salary, commissions, vacation, equity, bonuses, or any other compensation or benefits from the Company or any of its affiliates, except as is expressly set forth in Section 6 of the Employment Agreement and the Equity Letter.

3. Continuing Obligations of the Executive. The Executive’s confidentiality and restrictive covenant obligations to each of the Releasees, including without limitation under Section 9 of the Employment Agreement and under the Proprietary Information and Inventions Agreement attached as Exhibit B to the Employment Agreement, are hereby reaffirmed and incorporated herein by reference (collectively, the “Continuing Obligations”).

4. Confidentiality of Release. The Executive agrees, to the fullest extent permitted by law, to keep all Release-Related Information completely confidential. “Release-Related Information” means the negotiations leading to this Release and the terms of this Release. Notwithstanding the foregoing, the Executive may disclose Release-Related Information to the Executive’s spouse, the Executive’s attorney and the Executive’s financial advisors, and to them only provided that they first agree for the benefit of the Company to keep Release-Related Information confidential. Nothing in this section shall be construed to prevent the Executive from disclosing Release-Related Information to the extent required by a lawfully issued subpoena or duly issued court order; provided that the Executive provides the Company with advance written notice and a reasonable opportunity to contest such subpoena or court order.

5. Protected Disclosures. The Executive understands that nothing contained in this Release limits the Executive’s ability to communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to the Company. The Executive also understands that nothing in this Release limits the Executive’s ability to share compensation information concerning the Executive or others, except that this does not permit the Executive to disclose compensation information concerning others that the Executive obtains because the Executive’s job responsibilities require or allow access to such information.

6. Defend Trade Secrets Act of 2016. The Executive understands that pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

7. Right to Consider Release. The Executive acknowledges that the Executive has been given the opportunity to consider this Release for twenty-one (21) days before signing it (the “Consideration Period”) and that the Executive has knowingly and voluntarily entered into this Release. The Executive acknowledges that the above release of claims expressly includes without limitation claims under the Age Discrimination in Employment Act. The Executive is advised to consult with an attorney before signing this Release. To accept this Release, the Executive must return a signed original or a signed PDF copy of this Release so that it is received by the undersigned or other person who may be designated by the Company in writing at or before the expiration of the Consideration Period. If the Executive signs this Release before the end of the Consideration Period, the Executive acknowledges by signing this Release that such decision was entirely voluntary and that the Executive had the opportunity to consider this Release for the entire Consideration Period. For the period of seven (7) calendar days from the date when the Executive signs this Release, the Executive has the right to revoke this Release by written notice to the undersigned. For such a revocation to be effective, it must be delivered so that it is received by the undersigned at or before the expiration of the seven (7) calendar day revocation period (the “Revocation Period”). This Release shall not become effective or enforceable during the Revocation Period. It will become effective on the day after the Revocation Period ends.

8. Other Terms.

a. Review of Communications. The Parent will provide the Executive with reasonable advance notice of proposed drafts of any SEC Form 8-K or press release it intends to file in respect of the matters contemplated by this Release and the Equity Letter and consider in good faith any comments that the Executive may provide as to their content.

b. Certain Restrictive Covenants. For the avoidance of doubt, the Parties acknowledge and agree that the provisions of Section 9 of the Employment Agreement remain in effect in accordance with their terms, provided that the Parties further agree that nothing in Section 9 of the Employment Agreement prohibits the Executive from engaging in any setting in his specialty medicine practice for any patient who is not then an active patient of the Cano Group. The Company and Parent agree further that they will instruct each current executive officer of Parent and each current member of the Board that they shall not, at any time, make directly or indirectly, any oral or written statements that are disparaging to the Executive.

c. Certain Indemnification Rights. For so long as the Executive serves as a director on the Board, he shall be covered by the indemnification provisions under the Parent’s Certificate of Incorporation and other governing instruments, as in effect from time to time, and covered under any contract of directors and officers liability insurance that covers other directors or executive employees of the Parent or its affiliates in respect of his actions and omissions to act as a director or officer of the Parent or its affiliates or otherwise on behalf of the Parent or its affiliates.

d. Legal Fees. Subject to receipt of supporting documentation reasonably satisfactory to the Company, the Company will pay the Executive’s reasonable professional fees incurred in connection with the negotiation and preparation of this Agreement and the Equity Letter up to a maximum of fifty-thousand dollars ($50,000).

e. Review of Release. The Executive acknowledges that the Executive has carefully read and fully understands all of the provisions of this Release and that the Executive is voluntarily entering into this Release.

f. Termination and Return of Payments. If the Executive breaches any of the Executive’s obligations under this Release, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate and/or enforce the return of its payments to the Executive or for the Executive’s benefit under this Release. The termination and/or return of such payments in the event of the Executive’s breach will not affect the Executive’s continuing obligations under this Release.

g. Binding Nature of Release. This Release shall be binding upon the Executive and upon the Executive’s heirs, administrators, representatives and executors.

h. Modification of Release; Waiver; Absence of Reliance. This Release may be amended only upon a written agreement executed by the Executive and the Chairperson of the Board of the Company. No waiver of any provision of this Release shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Release, or the waiver by a party of any breach of this Release, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. The Executive acknowledges that the Executive is not relying on any promises or representations by the Company, any affiliate of the Company or any agent, representative or attorney of the Company or any Company affiliate.

i. Enforceability; Taxes. If any portion or provision of this Release (including, without limitation, any portion or provision of any section of this Release) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Release, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Release shall be valid and enforceable to the fullest extent permitted by law. All compensation and benefits provided or referred to hereunder shall be subject to taxes as required by applicable law.

j. Governing Law and Interpretation. This Release shall be deemed to be made and entered into in Florida, and shall in all respects be interpreted, enforced and governed under Florida law, without giving effect to its conflict of laws provisions. The language of all parts of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties. The federal and state courts located in Florida shall have the exclusive jurisdiction over any dispute between the Company and the Executive hereunder or over any other dispute related to Executive’s employment with the Company.

k. Entire Agreement. This Release constitutes the entire agreement between the Executive and the Company and/or any affiliate of the Company and supersedes any previous agreements or understandings between the Executive and the Company and/or any affiliate of the Company, except the Continuing Obligations and any written agreements and equity plan(s) provided by the Company providing for the Executive’s equity/membership rights (as amended by the Equity Letter), which shall remain in full effect.

Accepted and Agreed

CANO HEALTH, INC.
/s/ Frederick Green
By: Frederick Green
Its: Interim Chief Legal Officer

Date:	June 18, 2023

CANO HEALTH, LLC
/s/ Frederick Green
By: Frederick Green
Its: Interim Chief Legal Officer

Date:	June 18, 2023

Accepted and Agreed

/s/ Dr. Marlow Hernandez
Dr. Marlow Hernandez

Date:	June 18, 2023